Exhibit 3(vi)

BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

	Filed in the office of	Document Number 20170431305-86
Certificate of Amendment	/s/ Barbara K. Cegavske	Filing Date and Time
(PURSUANT TO NRS 78.385 and 78.390)	Barbara K. Cegavske	10/10/2017 4:10 PM
	Secretary of State	Entity Number
	State of Nevada	E0753552005-4

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of Corporation:

CONSORTEUM HOLDINGS, INC.

2. The articles have been amended as follows:

ARTICLE 3: The corporation shall have authority to issue Two Billion One Hundred (2,100,000,000) shares of capital stock. The Two Billion, One Hundred Million (2,100,000,000) shares of capital stock which the corporation shall have authority to issue shall be divided as follows: One Hundred Million (100,000,000) Preferred Shares, having a par value of one tenth of one cent ($0.001) per shares. Except as hereinabove amended, the remainder of Article 3 shall remain the same.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:         78%

4. Effective date and time of filing:      Date:   10/11/2017                       Time: 12:01 am

5. Signature:

/s/ Craig Fielding

Signature of Officer

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.